Exhibit 5.1

April 2, 2012

Express Scripts Holding Company

One Express Way

St. Louis, Missouri 63121

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Express Scripts Holding Company, a Delaware corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”), which registers under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of 114,025,964 shares of the Common Stock of the Company, par value $0.01 per share (the “Common Stock”), consisting of 30,000,000 shares of the Common Stock which are issuable pursuant to the Express Scripts, Inc. 2011 Long-Term Incentive Plan (the “Express Scripts 2011 LTIP”), 2,358,462 shares of Common Stock which are issuable pursuant to the Express Scripts, Inc. Employee Stock Purchase Plan (the “Express Scripts ESPP”), 12,187,905 shares of Common Stock which are issuable pursuant to the Express Scripts, Inc. 2000 Long-Term Incentive Plan (the “Express Scripts 2000 LTIP”), 5,893,208 shares of Common Stock which are issuable pursuant to the Express Scripts, Inc. Executive Deferred Compensation Plan (which consists of the Express Scripts, Inc. Amended and Restated Executive Deferred Compensation Plan and the Express Scripts, Inc. Executive Deferred Compensation Plan of 2005) (the “Express Scripts EDCP” and together with the Express Scripts 2011 LTIP, the Express Scripts ESPP, and the Express Scripts 2000 LTIP, the “Express Scripts Plans”), 62,327,535 shares of Common Stock which are issuable pursuant to the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (the “Medco 2002 SIP”), and 1,258,854 shares of Common Stock which are issuable pursuant to the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo 2002 LTIP” and together with the Medco 2002 SIP, the “Medco Plans”) and $58,000,000 of deferred compensation obligations (“Obligations”) to be issued from time to time pursuant to the Express Scripts EDCP.

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified or photostatic copies, and (iv) the due authorization, execution and delivery of all documents.

On the basis of the foregoing, I am of the opinion that:

1.	When the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Shares have been issued in accordance with the terms of the applicable Express Scripts Plans and Medco Plans, then the Shares will be validly issued, fully paid and nonassessable.

2.	When the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Obligations have been issued in accordance with the terms of the Express Scripts EDCP, then the Obligations will be legally valid and binding obligations of the Company, except as may be limited by the applicability or effect of (a) any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or (b) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

This opinion is not rendered with respect to any laws other than (i) the laws of the State of Missouri with respect to the Obligations, (ii) federal laws and (iii) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Obligations and Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Keith J. Ebling

Keith J. Ebling
Executive Vice President, General Counsel and Corporate Secretary

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